Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)

AT THE FIRM

Michael R. Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE REPORTS RECORD REVENUES OF $327.4 MILLION

AND EARNINGS OF $0.33 PER SHARE

TECH FLEX REVENUE UP 17.7% YEAR OVER YEAR

ANNOUNCES CLOSING OF SALE OF HIM

TAMPA, FL, August 4, 2014 (GLOBE NEWSWIRE) — Kforce Inc. (NASDAQ: KFRC), a provider of professional staffing services and solutions, today announced results for its second quarter of 2014. Revenues for the quarter ended June 30, 2014 were $327.4 million compared to $305.3 million for the quarter ended March 31, 2014, an increase of 7.2%, and compared to $283.7 million for the quarter ended June 30, 2013, an increase of 15.4%. In the quarter ended June 30, 2014, Kforce reported net income of $10.7 million, or $0.33 per share, versus net income of $6.2 million, or $0.19 per share, for the quarter ended March 31, 2014, an increase of 71.3% in net income and 73.7% in earnings per share. Net income and earnings per share for the second quarter of 2014 increased 54.0% and 57.1%, respectively, versus net income of $6.9 million and $0.21 per share, for the second quarter of 2013.

David L. Dunkel, Chairman and CEO, said, “We are very pleased with our performance in the second quarter of 2014, as Kforce achieved record quarterly revenues of $327.4 million and earnings per share of 33 cents. Our second quarter growth was driven by the strong growth rates in all of our businesses including Tech Flex and FA Flex, which had year-over-year increases of 17.7% and 13.4%, respectively. We believe these growth rates continue to demonstrate our relentless pursuit of gaining customer share and a strong demand environment.”

Mr. Dunkel continued, “Today we completed the sale of our Health Information Management business. Health Information Management has been a successful part of our Firm for some time, and we are proud of all they have accomplished on their way to becoming one of the leaders in the space. In assessing appropriate strategies to simplify our business model and narrow focus on our core businesses, we have decided to dedicate our resources to exclusively providing Technology and Finance & Accounting talent in the commercial and government markets through our staffing organization and KGS, our government solutions provider. We are excited for our Health Information Management associates and believe that the healthcare focus of Beecken Petty O’Keefe & Company will offer significant opportunities for professional growth.

“We remain committed to enhancing shareholder value and expect to utilize the proceeds from this transaction consistent with our past strategies, which could include significant share repurchases and potential acquisitions aligned with our core business lines. We believe that professional staffing has entered a new age with growth being driven by clients increasingly utilizing a flexible staffing solution to mitigate employment and regulatory risk, as well as the ubiquitous nature of technology today across our clients’ business platforms. Against a backdrop of tempered economic growth, we continue to see a disproportionate share of job growth coming from the temporary staffing sector. We are very excited about our prospects, particularly with our recent actions to refine our focus around our Tech and FA service lines. I want to thank all of our clients, consultants and employees for making the second quarter of 2014 a very successful quarter for Kforce.”

Joseph J. Liberatore, President said, “I am very pleased to see another strong quarter from our team; particularly one with success as broad-based as this one, with double digit year-over-year revenue growth rates in our focus segments, Tech Flex and FA Flex. Our actions in this New Era of Kforce are continuing to drive results and I am proud of the team’s execution in meeting the needs of our clients, consultants and employees in our newly aligned and agile infrastructure. I also want to thank our HIM associates for their service and wish them continued success.”

Mr. Liberatore noted additional operational results for the second quarter include:

•	Flex revenues of $314.8 million in Q2 ‘14 increased 6.5% from $295.6 million in Q1 ‘14, and increased 16.4% from $270.4 million in Q2 ‘13.

•	Search revenues of $12.6 million in Q2 ‘14 increased 29.5% from $9.7 million in Q1 ‘14 and decreased 5.2% from $13.3 million in Q2 ‘13.

•	Revenue-generating headcount increased 12.0% year-over-year. The Firm expects to make continued investments in revenue-generating headcount during the remainder of 2014.

David M. Kelly, Chief Financial Officer, said, “We have made significant progress towards our goal of sustained double-digit revenue growth. Q2 ‘14 and Q2 ’13 each contained 64 billing days while Q1 ‘14 contained 63 billing days.” Mr. Kelly continued, “In the second quarter, we once again combined strong top line growth with improved operating margins. We believe that we are on track to reach operating margins of 7.5% as annualized revenues approach $1.6 billion through a combination of several factors, including increasing productivity from our revenue-generating team and continuing to capitalize on additional efficiencies in our support structure. We believe we have set the stage for further revenue and operating leverage growth, which will ultimately drive increased value to our shareholders.”

Financial highlights for the second quarter include:

•	Selling, general and administrative expense as a percentage of revenues was 25.2% in Q2 ‘14 as compared to 25.6%, for Q1 ‘14 and 27.7% in Q2 ‘13.

•	Flex gross profit increased 130 basis points to 28.8% in Q2 ‘14 from 27.5% in Q1 ‘14 and decreased 60 basis points from 29.4% in Q2 ‘13.

•	Operating margin of 5.5% in Q2 ‘14 increased 210 basis points from 3.4% in Q1 ‘14, and increased 130 basis points from 4.2% in Q2’13.

•	Adjusted EBITDA of $21.1 million, or $0.65 per share, for Q2 ’14 increased 54.3%, or 58.5% per share, from $13.7 million, or $0.41 per share, for Q1 ’14, and increased 43.2%, or 47.7% per share, from $14.8 million, or $0.44 per share, for Q2 ’13.

•	During the three months ended June 30, 2014, the Firm repurchased approximately one million shares of common stock at a total cost of $21.7 million.

Mr. Kelly continued, “The sale of HIM for an aggregate purchase price of $119 million, which is expected to provide more than $70 million in after-tax cash proceeds. This cash will allow us to reduce debt in the near term, as well as finance future stock repurchases that generate EPS accretion and execute potential acquisitions.”

Mr. Kelly stated, “In addition, looking forward to the third quarter of 2014, we expect revenues from continuing operations may be in the $308 million to $314 million range and earnings per share from continuing operations in the range of $0.26 to $0.29. The third quarter of 2014 has 64 billing days which is the same as the second quarter of 2014. For comparative purposes, second quarter revenue and earnings per share exclusive of HIM contribution would have been $302.8 million and $0.24, respectively.”

Additional forecasted information related to the Firm’s continuing operations for the third quarter of 2014 is as follows:

•	Gross margin of approximately 31.1 to 31.4%

•	Operating margin of approximately 4.6 to 5.0%

•	Tax rate of approximately 39.1%

•	Weighted average shares outstanding of approximately 32.7 million

On Monday, August 4, 2014, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time.

The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EDT, Monday, August 4, 2014 through August 18, 2014 by dialing (855) 859-2056, passcode 34047942.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until August 18, 2014.

About Kforce

Kforce (NASDAQ:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health information management. Backed by more than 2,700 associates and approximately 12,100 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.

The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health Information Management and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream, successfully put into place the people and processes that will create future success or further accelerate our revenue. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,
	2014	2014	2013

Revenue by function:
Technology	$211,201	$196,471	$180,569
Finance & accounting	67,611	62,782	60,854
Health information management	24,659	23,288	18,969
Government solutions	23,946	22,771	23,297

Total revenue	327,417	305,312	283,689

Costs of services	224,222	214,213	190,842

Gross profit	103,195	91,099	92,847
GP %	31.5%	29.8%	32.7%
Flex GP %	28.8%	27.5%	29.4%

Selling, general & administrative expenses	82,625	78,210	78,503
Depreciation & amortization	2,400	2,363	2,462

Income from operations	18,170	10,526	11,882

Other expense, net	508	365	205

Income before income taxes	17,662	10,161	11,677

Income tax expense	6,959	3,912	4,729

Net income	$10,703	$6,249	$6,948

Earnings per share - diluted	$0.33	$0.19	$0.21
Adjusted EBITDA per share	$0.65	$0.41	$0.44

Shares outstanding - diluted	32,710	33,168	33,859

Adjusted EBITDA	$21,135	$13,701	$14,755

Other information:
Capital expenditures	$1,888	$1,281	$2,992
Working capital	$127,197	$118,124	94,614

Selected balance sheet information:
Cash and cash equivalents	$1,296	$816	$1,064
Accounts receivable, less allowances	$200,955	$187,844	$164,713
Total assets	$366,095	$352,294	$345,169
Bank debt	$81,747	$61,216	$50,113
Total liabilities	$217,783	$190,891	$184,743
Total stockholders’ equity	$148,312	$161,403	$160,426

Billing days	64	63	64

Kforce Inc.

Key Statistics

(Unaudited)

	Q2 2014	Q1 2014	Q2 2013

Total Firm

Flex revenue (000’s)	$314,807	$295,571	$270,385
Revenue per billing day (000’s)	$4,919	$4,692	$4,225
Sequential flex revenue change	6.5%	1.5%	6.4%

Hours (000’s)	5,170	4,914	4,598
Flex GP %	28.8%	27.5%	29.4%

Search revenue (000’s)	$12,610	$9,741	$13,304

Placements	932	802	939
Average fee	$13,518	$12,147	$14,166

Billing days	64	63	64

Technology

Flex revenue (000’s)	$206,165	$192,463	$175,213
Revenue per billing day (000’s)	$3,221	$3,055	$2,738
Sequential flex revenue change	7.1%	-0.4%	7.6%

Hours (000’s)	2,976	2,841	2,688
Flex GP %	27.4%	26.5%	27.8%

Search revenue (000’s)	$5,036	$4,008	$5,356

Placements	309	257	336
Average fee	$16,276	$15,621	$15,955

Finance & Accounting

Flex revenue (000’s)	$60,057	$57,100	$52,954
Revenue per billing day (000’s)	$938	$906	$827
Sequential flex revenue change	5.2%	2.8%	6.2%

Hours (000’s)	1,856	1,748	1,628
Flex GP %	29.9%	28.4%	30.9%

Search revenue (000’s)	$7,554	$5,682	$7,900

Placements	621	543	600
Average fee	$12,156	$10,457	$13,156

Health Information Management

Flex revenue (000’s)	$24,639	$23,237	$18,921
Revenue per billing day (000’s)	$386	$369	$296
Sequential flex revenue change	6.0%	12.4%	2.0%

Hours (000’s)	338	325	282
Flex GP %	35.7%	32.4%	32.8%

Search revenue (000’s)	$20	$51	$48

Placements	2	2	3
Average fee	$10,108	$25,453	$16,167

Government Solutions

Flex revenue (000’s)	$23,946	$22,771	$23,297
Revenue per billing day (000’s)	$374	$362	$364
Sequential flex revenue change	5.2%	5.0%	2.0%
Flex GP %	30.6%	29.0%	35.4%

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

Quarterly Adjusted EBITDA

	Three Months Ended
	Jun. 30,		Mar. 31,		Jun. 30,
	2014		2014		2013
	$	Per share	$	Per share	$	Per share

Net income	$10,703	$0.33	$6,249	$0.19	$6,948	$0.21
Depreciation & amortization	2,400	0.07	2,363	0.07	2,462	0.07
Stock-based compensation expense	605	0.02	799	0.02	326	0.01
Interest expense and other	468	0.02	378	0.01	290	0.01
Income tax expense	6,959	0.21	3,912	0.12	4,729	0.14

Adjusted EBITDA	$21,135	$0.65	$13,701	$0.41	$14,755	$0.44

Weighted average shares outstanding - basic	32,481		32,969		33,754
Weighted average shares outstanding - diluted	32,710		33,168		33,859

Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before discontinued operations, non-cash impairment charges, interest, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.